Filed Pursuant To Rule 433

Registration No. 333-278880

October 9, 2025

Subject Line: Grayscale Launches First Staking Spot Crypto ETPs in U.S.

A message from

GRAYSCALE

Grayscale Becomes First In The U.S. To Enable Staking In Spot Crypto ETPs GRAYSCALE

Grayscale is proud to share another industry first: Grayscale Ethereum Trust ETF (ETHE) and Grayscale Ethereum Mini Trust ETF (ETH) are now the first U.S. spot crypto ETPs to enable staking.

ETHE and ETH are exchange traded products that are not registered under the Investment Company Act of 1940 (the “40 Act”) and therefore are not subject to the same regulations and protections as 40 Act-registered ETFs and mutual funds. An investment in ETHE and ETH involves significant risk, including possible loss of principal. ETHE and ETH hold digital assets; however, an investment in ETHE and ETH is not a direct investment in digital assets. GSOL is not an ETP and is quoted on OTC Markets Group.

Staking has also been introduced for the Grayscale Solana Trust (OTCQX: GSOL) as Grayscale works toward uplisting it as one of the first Solana spot ETPs.

By staking across the Ethereum and Solana products, Grayscale is able to give investors a new way to capture the long-term value of these leading networks, while maintaining the funds’ core objectives: ETHE and ETH provide spot Ether exposure, and GSOL provides spot Solana exposure.

This milestone reflects what Grayscale does best: pioneering access, driving innovation, and unlocking new value for investors across the digital asset ecosystem.

To learn more about staking, read our latest report:

Research Staking 101: Secure the Blockchain, Earn Rewards Read More

Important Disclosures

ETHE and ETH have each filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents ETHE and ETH each have filed with the SEC for more complete information about each of their offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ETHE and ETH or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

GSOL is speculative and entails significant risk, including the risk that an investor could lose their entire investment. The Solana protocol was relatively recently conceived and its particular underlying technological mechanisms may not function as intended, which could have an adverse impact on the value of SOL, respectively, and an investment in GSOL.

Staking is the process of locking up cryptocurrency as collateral to support network security in return for earning tokens.

Foreside Fund Services, LLC is the Marketing Agent for ETHE and ETH and Grayscale Investments Sponsors, LLC is the sponsor of ETHE, ETH, and GSOL. Grayscale Securities, LLC is the distributor of GSOL.

This communication is not directed at any person located outside the United States. Neither the Trust nor Grayscale is making an offer to sell shares or soliciting any offer to buy shares to any person located in any jurisdiction other than the United States.

This communication is the sole responsibility of the sponsor. Neither Coindesk, Inc nor any of its affiliates (“Coindesk”) are responsible for the content of this communication. Coindesk does not intend to make any offer or solicitation to any person with respect to any products and/or services referred to in this communication.

Grayscale Ethereum Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.